Exhibit 99.1

News Release

Contact: Brad Cohen Public Relations Quantum Corp. (408) 944-4044 brad.cohen@quantum.com	For Release: July 24, 2003 9:56 a.m. ET Final Draft

Lisa Ewbank Investor Relations Quantum Corp. (408) 944-4450 ir@quantum.com

QUANTUM ANNOUNCES PROPOSED $175 MILLION CONVERTIBLE

SUBORDINATED NOTE OFFERING

SAN JOSE, Calif., July 24, 2003—Quantum Corporation (NYSE: DSS) announced today that it intends to offer, subject to market and other conditions, $175 million aggregate principal amount of convertible subordinated notes due 2010 through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The number of shares issuable upon conversion of the notes and the rate of interest payable on the notes is to be determined by negotiations between the company and the initial purchasers of the notes.

The company stated that it expects to grant the initial purchasers an option to purchase up to an additional $26.25 million principal amount of notes.

Quantum intends to use the net proceeds of the offering to redeem its outstanding 7% convertible subordinated notes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

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Quantum Announces Proposed $175 Million Convertible Subordinated Note Offering

July 24, 2003, 9:56 a.m. ET,—Page 2

The securities will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.